Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Twilio Inc. and subsidiaries:

We consent to the use of our report dated February 12, 2016, with respect to the consolidated balance sheets of Twilio Inc. and subsidiaries as of December 31, 2014 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

October 7, 2016